Exhibit 10.9

EXECUTION COPY

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this “Agreement”) is entered into on May 31, 2006, but effective as of June 1, 2006 (the “Effective Date”), by and between Andrew L. Diamond, an individual (“Executive”), and Metals Supply Company, Ltd., a Texas limited partnership (the “Company”).

BACKGROUND

A. Executive has been a principal owner of, and the President and Chief Executive Officer of, the Company and of Clinton & Lockwood, Ltd., a Texas limited partnership (“C&L”), and their predecessors since 1993.

B. Concurrently with the execution hereof, the Company and C&L are being acquired by various affiliated entities pursuant to the terms of that certain Purchase Agreement dated as of May 31, 2006 (the “Purchase Agreement”).

C. The execution of this Agreement is a condition precedent to the performance by the owners of the Company and of C&L, including Executive, of their obligations under the Purchase Agreement.

AGREEMENT

In consideration of the foregoing recitals and the agreements contained herein, the parties, intending to be legally bound, agree as follows:

1. Employment. The Company shall employ Executive on the terms provided herein, and Executive shall be employed by the Company on the terms provided herein, for the period commencing as of the Effective Date and expiring on the fifth anniversary of the date hereof, unless this Agreement shall be terminated earlier pursuant to the terms hereof. The period beginning on the Effective Date and ending on the earlier to occur of the fifth anniversary of the date hereof and the date on which Executive’s employment by the Company terminates for any reason is referred to herein as the “Employment Period”.

2. Services. During the Employment Period, Executive shall hold the position of President of the Company (or an alternative executive position with duties and responsibilities commensurate with the skills of Executive) and comparable additional positions with such subsidiaries or affiliates as may be requested by the Company. Executive shall devote his best efforts and substantially all of his business time, skill and attention to the business of the Company and its subsidiaries; provided, however, that the foregoing is not intended to preclude Executive from owning and managing personal investments or engaging in charitable activities and community affairs, provided that the performance of these activities does not prevent Executive from devoting substantially all of his business time to the Company.

3. Compensation and Benefits.

(a) Base Salary. The Company shall pay Executive a minimum annual base salary in the amount of (i) $300,000 during the first three years of the Employment Period, and (ii) $500,000 during the final two years of the Employment Period (such amounts, “Annual Base Salary”) payable in accordance with the Company’s regular payroll practices. Executive’s Annual Base Salary may be reviewed in accordance with the policy of the Company from time to time and may be subject to upward adjustment based upon, among other things, Executive’s performance, as determined in the sole discretion of the Company’s Board of Directors. In no event shall Executive’s Annual Base Salary in effect at a particular time during the Employment Period be reduced without his prior consent. The Company shall deduct and withhold from all compensation paid to Executive all social security and other federal, state and local taxes and charges in the minimum amounts (or such greater amounts as Executive may from time to time request) which currently are or which hereafter may be required by law to be so deducted and withheld.

(b) Other Benefits. In addition to the compensation specified above, Executive shall be entitled to the following benefits during the Employment Period:

(i) participation in any benefit plans (including dependent coverage offered through such plans for Executive’s wife) and bonus plans, in each case as made generally available to executives of the Company;

(ii) participation in any health insurance, disability insurance, group life insurance or other welfare benefit program made generally available to executives of the Company;

(iii) four (4) weeks of vacation in each of the first two years of the Employment Period, five (5) weeks of vacation in the third year of the Employment Period and twelve (12) weeks of vacation (not to be taken in periods of more than three (3) weeks each, with a period between each vacation period at least twice as long as the immediately preceding vacation period) during each of the fourth and fifth years of the Employment Period;

(iv) (A) continued use of the automobile currently leased by the Company for Executive through the expiration of the current term of such lease, (B) upon the expiration of such lease, an automobile allowance of $1,500.00 per month, and (C) reimbursement of reasonable repair and maintenance expenses;

(v) reimbursement for membership fees in one membership club in an amount not to exceed $309.00 per month; and

(vi) reimbursement for substantiated business expenses incurred by Executive in furtherance of the business of the Company, subject to submission of such documentation thereof as may be required under the Company’s policies as in effect from time to time.

4. Termination of Employment.

(a) Executive’s employment may be terminated under the following circumstances:

(i) Cause. The Company shall have the right to terminate Executive’s employment for Cause, where “Cause” is defined to mean the occurrence of any of the following during the Employment Period: (A) Executive perpetrates fraud against, or theft of property of, the Company, (B) Executive’s drug or alcohol addiction that impairs Executive’s ability to perform normal business activities, or (C) Executive fails or refuses to follow the lawful directions of the Board of Directors (or similar governing body of the Company) after having been given written notice thereof and fifteen (15) days to follow such directions. For the avoidance of doubt, performance of the Company below the expectations of the Company’s management, the Board of Directors (or similar governing body of the Company), any direct or indirect owner of the Company or any other person shall not constitute Cause.

(ii) Good Reason. Executive shall have the right to terminate his employment for Good Reason, where “Good Reason” is defined to mean the occurrence of any of the following during the Employment Period: (A) Executive’s primary location of employment is relocated more than 50 miles from the greater Houston area without his consent or (B) Executive’s duties and responsibilities are significantly changed without his consent to include duties and responsibilities that a reasonable person would consider inappropriate for someone with Executive’s experience and skills (e.g., Executive’s duties are changed to require him to load trucks); provided however, that Executive acknowledges and agrees that he may be asked to assume an appropriate executive function other than that of President of the Company (but shall not be required to assume the duties of Sales Manager or Operations Manager on a permanent basis) and that any such change will not, by itself, constitute “Good Reason”; and provided further, that Executive shall not have the right to terminate his employment for Good Reason unless, at least 30 days prior to such proposed termination, he informs the Company that he believes that a condition permitting him to terminate his employment for Good Reason exists and he intends to terminate his employment for Good Reason if such condition is not remedied within such 30-day period and the Company does not remedy such condition within such 30-day period.

(iii) Death. Executive’s employment shall terminate upon his death.

(iv) Disability. The Company shall have the right to terminate Executive’s employment due to “Disability” in the event that there is a determination by the Company, upon the advice of an independent qualified physician, reasonably acceptable to Executive, that Executive has become physically or mentally incapable of performing his duties under this Agreement and such disability has disabled Executive, or can reasonably be anticipated to disable Executive, for a cumulative period of ninety (90) days within a twelve (12) month period.

(v) Without Cause. The Company shall have the right to terminate Executive’s employment without Cause at any time, subject to the terms and conditions of this Agreement.

(vi) Resignation. Executive shall have the right to terminate his employment by resigning at any time, subject to the terms and conditions of this Agreement.

(b) If the Company terminates Executive’s employment for Cause or if Executive resigns at any time other than for Good Reason, the Company shall pay Executive any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination in full immediately upon such termination and any outstanding and unpaid (i) claims for health insurance benefits or reimbursements payable under the terms of the applicable health plan or (ii) expense reimbursements that were properly submitted prior to the date of termination (the “Outstanding Amounts”), and except for such payments the Company shall not be obligated to make any further payments to Executive hereunder.

(c) If Executive’s employment terminates as a result of either Executive’s death or Disability, the Company shall pay to Executive, his estate or his personal representative any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination in full immediately upon such termination and any Outstanding Amounts, and except for such payments the Company shall not be obligated to make any further payments to Executive hereunder.

(d) If, prior to the expiration of the Employment Period, the Company terminates Executive’s employment for any reason other than for Cause, or if Executive terminates his employment for Good Reason, (i) the Company shall pay to Executive (A) any unpaid Annual Base Salary at the rate then in effect accrued through and including the date of termination in full immediately upon such termination, (B) any Outstanding Amounts and (C) subject to the limitation in the immediately following sentence, the Company shall continue to pay to Executive his Annual Base Salary for the remainder of the period from the effective date of such termination through the third anniversary of the date of this Agreement and, except for such payments the Company shall not be obligated to make any further payments to Executive hereunder. Executive’s right to receive the continuation of his Annual Base Salary as provided in the immediately preceding sentence shall be subject to (x) Executive’s execution of a full and complete release in favor of the Company and its officers, directors, shareholders and affiliates (and the respective officers, directors and shareholders of such affiliates), in form and substance reasonably acceptable to the Company, releasing the Company and such other parties from any and all claims of Executive in connection with his employment by the Company, and (y) Executive’s compliance with the provisions of Sections 5 and 6 of this Agreement.

5. Confidential Information.

(a) Executive understands and acknowledges that, during his employment with the Company, C&L and their affiliates, he has been and will continue to be exposed to Confidential Information (as defined below), all of which is proprietary and which belongs to the Company or to a customer of or vendor to the Company. Executive shall hold in a fiduciary capacity for the benefit of the Company all such Confidential Information obtained by Executive and shall not, directly or indirectly, at any time, either during or after his employment with the Company, without the Company’s prior written consent, use any of such Confidential Information or disclose any of such Confidential Information to any individual or entity other than the Company or its employees, except as required in the performance of his duties for the Company and its subsidiaries or as otherwise required by law. Executive shall take all reasonable steps to safeguard such Confidential Information and to protect such Confidential Information against disclosure, misuse, loss or theft.

(b) The term “Confidential Information” shall mean any confidential proprietary information not generally known in the relevant trade or industry or otherwise not generally available to the public, which was obtained by Executive from the Company, C&L or any other subsidiary or affiliate or any of their predecessors, or which was learned, discovered, developed, conceived, originated or prepared by Executive during or as a result of the performance of any services by Executive on behalf of any such entity and shall include confidential information received from customers and vendors under an obligation to treat such information as confidential.

(c) Except for such items which are of a personal nature to Executive (e.g., daily business planner), all writings, records, and other documents and things containing any Confidential Information shall be the exclusive property of the Company, shall not be copied, summarized, extracted from, or removed from the premises of the Company, except in pursuit of the business of the Company or at the direction of the Company, and shall be delivered to the Company, without retaining any copies, upon the termination of Executive’s employment or at any time thereafter as requested by the Company.

6. Non-Solicitation and Noncompete.

(a) During the Employment Period and for a period of two (2) years from and after the termination of his employment with the Company, Executive shall not and shall not permit any company or business with which he is affiliated to, directly or indirectly (i) encourage, induce, attempt to induce, solicit or attempt to solicit, any individual who is employed by the Company or any of its subsidiaries or affiliates on the date of the termination of Executive’s employment to terminate his or her relationship with the Company or such subsidiary or affiliate or (ii) offer to employ any individual (other than Andrea Diamond and Lesley Diamond) who was so employed at any time during the six month period prior to the date of termination of Executive’s employment,

(b) During Executive’s employment with the Company, whether during or after the expiration of the Employment Period, and for the period ending on the later of (i) five (5) years after the date of this Agreement and (ii) two years (2) after the termination of Executive’s employment with the Company, Executive shall not, and shall not permit any company or business with which he is affiliated to, directly or indirectly, alone or as a partner, agent, member or stockholder of any partnership, corporation, limited liability company or other legal entity (x) own, invest in, lend money to, manage, operate, control, provide consulting services to, or lend a service or trade mark to, or participate in the ownership, management, operation, or control of, any business involved in the business of distributing or processing steel products in the United States (the “Business”), or (y) seek to induce any customer or other person with a business relationship with the Company or its subsidiaries to terminate or adversely change such business relationship; provided, however, that nothing in this Section 6(b) shall prohibit Executive from being a passive owner of not more than three percent (3%) of the outstanding stock of any class of securities of a publicly traded company engaged in the Business, so long as Executive has no active participation in the business of such company. Notwithstanding the foregoing, the parties acknowledge and agree that the business activities of Executive’s son will not be attributed to Executive or constitute a violation of this Agreement by Executive so long as Executive does not participate in such business activities, finance such business activities or provide consulting in support of such business activities.

(c) If any provision contained in this Section 6 shall for any reason be held invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions of Section 6, but this Section 6 shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein. It is the intention of the parties that if any of the restrictions or covenants contained herein is held to cover a geographic area or to be for a length of time which is not permitted by applicable law, or in any way construed to be too broad or to any extent invalid, such provision shall not be construed to be null, void and of no effect, but to the extent such provision would be valid or enforceable under applicable law, a court of competent jurisdiction shall construe and interpret or reform this Section 6 to provide for a covenant having the maximum enforceable geographic area, time period and other provisions (not greater than those contained herein) as shall be valid and enforceable under such applicable law.

7. Remedies. The parties hereto agree that the Company would suffer irreparable harm from a breach by Executive of any of the covenants or agreements contained in Sections 5 and 6 of this Agreement. Therefore, in the event of the actual or threatened breach by Executive of any of the provisions of Sections 5 or 6, the Company may, in addition and supplementary to other rights and remedies existing in its favor, apply to any court of law or equity of competent jurisdiction for specific performance and/or injunctive or other relief in order to enforce or prevent any violation of the provisions thereof.

8. Successors and Assigns. The rights of the Company hereunder shall (i) be assignable by the Company in connection with any sale of all or substantially all of the assets of the Company, and (ii) shall inure to the benefit of any successor to the Company by merger, consolidation or otherwise. This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would still be payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee, or other designee or, if there be no such designee, to Executive’s estate.

9. Modification or Waiver. No amendment, modification, waiver, termination or cancellation of this Agreement shall be binding or effective for any purpose unless it is made in a writing signed by the party against whom enforcement of such amendment, modification, waiver, termination or cancellation is sought. No course of dealing between or among the parties to this

Agreement shall be deemed to affect or to modify, amend or discharge any provision or term of this Agreement. No delay on the part of the Company or Executive in the exercise of any of their respective rights or remedies shall operate as a waiver thereof, and no single or partial exercise by the Company or Executive of any such right or remedy shall preclude other or further exercise thereof. A waiver of right or remedy on any one occasion shall not be construed as a bar to or waiver of any such right or remedy on any other occasion.

10. Notices. All notices or other communications required or permitted hereunder shall be made in writing and shall be deemed to have been duly given if delivered by hand or delivered by a recognized delivery service or mailed, postage prepaid, by express, certified or registered mail, return receipt requested, and addressed to the Company at the Company’s principal executive offices and to Executive at Executive’s home address as set forth in the Company’s personnel records, (or, in either case, to such other address as shall have been previously provided in accordance with this Section 10).

11. Executive Representation. By executing this Agreement, Executive hereby warrants and represents that he is not bound by any other agreement or subject to any other restriction which would either prevent him from entering into this Agreement or from performing his duties as contemplated hereunder.

12. Governing Law and Waiver of Jury Trial. This Agreement will be governed by and construed in accordance with the laws of the State of Texas, without regard to principles of conflicts of laws thereunder. Each party hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

13. Severability. Whenever possible, each provision and term of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision or term of this Agreement shall be held to be prohibited by or invalid under such applicable law, then, subject to the provisions of Section 6 above, such provision or term shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or affecting in any manner whatsoever the remainder of such provisions or term or the remaining provisions or terms of this Agreement.

14. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and both of which taken together shall constitute one and the same agreement.

15. Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all other prior agreements and undertakings, both written and oral, among the parties with respect to the subject matter hereof.

16. Acknowledgement. Executive acknowledges that he has had the opportunity to consult with his tax and legal advisors concerning this Agreement, that he has read and understands this Agreement, that he is fully aware of its legal effect, and that he has entered into it freely and voluntarily and based on his own judgment and not on any representations, understandings, or promises other than those contained in this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement effective as of the Effective Date.

EXECUTIVE	METALS SUPPLY COMPANY, LTD.

/s/ Andrew L. Diamond	By:	/s/ Eva M. Kalawski
Andrew L. Diamond	Name:	Eva M. Kalawski
	Title:	Vice President & Secretary